Exhibit 10.2

THE MONSANTO BENEFITS PLAN
FOR
THIRD COUNTRY NATIONALS (TCNs)

INTRODUCTION

Throughout our worldwide organization, Monsanto aims to employ and develop people of the highest quality.  Because of the size and scope of our international operations, some employees are permanently transferred to another country at the Company’s request.  Employees are then referred to as Third Country Nationals (or TCNs).

The TCN Benefits Plan was established to provide a target level of benefits.  The TCN Plan is designed to be competitive and financially attractive in order to provide you with an equitable level of financial protection during your career.

The TCN Plan is responsive to the many variables that can determine your benefits, and changes in circumstances in the location(s) where you are assigned.

Specifically, the TCN Plan aims to enable you to accept and maintain your assignment as a TCN and maintain a pattern and quality of living at retirement that is:

•	consistent with that at your original Monsanto location; and
•	comparable with your “international” colleagues in Monsanto (even though local conditions will vary).

Monsanto provides all supplemental TCN benefits; that is all benefits over and above those you receive through participation in local plans, at no cost to you.

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CONTENTS

Eligibility	3
Cost	3
How TCN Benefits are Determined	3
TCN Benefits at Retirement	4
Disability Income	6
Death Benefits	8
Additional Information	9

This booklet describes the benefits Monsanto provides for TCNs.  The TCN Plan is fairly complex, because it takes into account many different factors which can determine the benefits you actually receive and covers varying situations in many countries around the world.  Some of the provisions and terminology may be unfamiliar and not applicable to your case.  Please ask questions if you have any concerns about your own situation.

Although this booklet describes the main features of the TCN Plan, it does not cover every aspect of the plan.  The term “Monsanto” can refer to either the parent company or a participating subsidiary.

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ELIGIBILITY

You became eligible for TCN benefits when:

•
your supervisor or local HR representative determined that you had been permanently transferred to another country at the request of the Company, and applied to the Company before January 1, 2002, for you to be covered by the TCN Plan;

•	the appropriate authorized Monsanto committee approved your participation in the TCN Plan prior to January 1, 2002;
•	you were notified in writing that you had been designated a TCN; and
•	you waived any prior commitments made to you arising from an international transfer and accepted the legal jurisdiction governing interpretation of the TCN Plan.

COST OF TCN BENEFITS

Monsanto pays the whole cost of providing your TCN benefits apart from any contributions you may be required to make to local Social Security plans or as a result of participation in local Company benefit plans.

HOW TCN BENEFITS ARE DETERMINED

The Monsanto TCN Plan has been designed to provide a “target” level of benefits based on your international Monsanto career.  In order to understand how the TCN Plan operates, you need to recognize three important concepts:

•	Target Benefit
•	Accrued Benefits (called “Offsets”)
•	TCN Supplement

Simply stated the Target Benefit is the total benefit you should get as a TCN from all sources; Accrued Benefits (or “Offsets”) are what you are scheduled to get from local private and public plans including other retirement and disability plans sponsored by Monsanto; and the TCN Supplement is what you will receive under the TCN Plan if the sum of your various Accrued Benefits is less than the Target Benefit.  Stated as a formula:

Target Benefit – Accrued Benefits = TCN Supplement payable under TCN Plan

In other words, the overall aim of the TCN Plan is to provide a sound level of Target Benefits (on retirement, disability, termination or death).

Target Benefit - WHAT YOU SHOULD GET FROM ALL SOURCES

To calculate your Target Benefit for retirement and disability, the TCN formula applies to your worldwide Monsanto service and is independent of any particular country’s plan.  Your Target Benefit will be calculated in the currency of your last country of employment.

The formula will be explained in greater detail under the relevant benefits sections in the remainder of this booklet.

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Accrued Benefits (Or “Offsets”) - WHAT YOU ARE SCHEDULED TO GET FROM OTHER SOURCES

Your Accrued Benefits or Offsets can include any or all the following:

•
All local retirement income type benefits you accrue while working for Monsanto and to which Monsanto has contributed either directly or indirectly.  These will be offset against the Target Benefit and will include benefits from local Company-sponsored retirement or disability plans (like pension plans, profit sharing plans, Provident Funds, etc.) whether contributory or not, annuity or single sum.

•
All government retirement or disability benefits to which Monsanto has contributed directly or indirectly, by taxes or otherwise (like Social Security available to you on application.)  These public benefits will be offset on a pro rata basis in the proportion that your Monsanto Pensionable Service bears to the total service underlying such government benefits.

•
All compulsory benefits required by governmental action to which Monsanto has contributed and which are based on your service with Monsanto (like certain severance and seniority payments whether statutory, contractual or granted by custom).

You will be expected to participate fully in any local Monsanto plans that are voluntary and our calculations will assume maximum participation at local levels.  Offsets are determined and fixed at the time of termination, but can be adjusted thereafter to prevent “windfalls”.  This would be the case, for example, when an additional offset benefit is created after the initial Supplement is calculated.  Monsanto uses a professional pension adviser (the Actuary) as necessary to determine such calculations.  The Actuary’s decision is final and binding.  Offsets are converted to the appropriate currency before calculations are completed.

TCN Supplement - ANY DIFFERENCE BETWEEN WHAT YOU SHOULD GET AND WHAT YOU ARE SCHEDULED TO GET

If the Target Benefit is greater than the sum of the Accrued Benefits, you will be paid the difference under the TCN Plan as a TCN Supplement to the local government and Company benefits you will receive.

If the sum of the Accrued Benefits is equal to or greater than the Target Benefit, there will be no TCN Supplement payable under the TCN Plan.

TCN BENEFITS AT RETIREMENT

You can look forward to an income after your career with Monsanto, regardless of which countries you have worked in for Monsanto.  The TCN approach provides alternative ways of calculating your pension rights, to guarantee certain minimum levels of retirement income.

Normal Retirement Pension

At normal retirement age (65), you will receive at least a target level of pension (calculated as a single life annuity).  We look at your Accrued Benefits (Offsets) and compare them against the TCN Target Benefit formula.

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Normal Retirement Target Benefit

You are eligible for the TCN Benefit if you have completed at least 10 continuous years of Pensionable Service as a TCN.

The amount of pension you receive is based on:

•	your Pensionable Earnings; and
•	your years (and completed months) of Pensionable Service, up to a maximum of 40 years

Pensionable Earnings mean the average of earnings in the currency of the country of last assignment for the final 36-month period, and will include the same items as are included under the local Monsanto pension plan and will be consistent with the objectives of the last country of assignment pension plan.

The three-year average is used because this will normally produce an earnings figure that reflects the highest years of your career with Monsanto.

The annual Target Benefit you will receive as a pension from all sources at normal retirement age will be calculated as follows:

_____________________________________

1.75% of Pensionable Earnings
times
years of TCN eligible Pensionable Service
_____________________________________

Pensionable Service is defined as the period from the latest date of hire by Monsanto to the date continuous service is terminated with any Monsanto Company.  So, after 40 years’ service with Monsanto, your target pension will be 70% of your Pensionable Earnings.

Your Retirement Accrued Benefits (or “Offsets”)

The TCN Plan takes into account the sum of your Accrued Benefits (Offsets) during your career with Monsanto.  These “Offsets” include a combination of Company and government benefits that provide retirement income (see page 4).

As the definition of the Target Benefit does not include government benefits, the public benefits will be deemed to include government benefits only in proportion to Monsanto service, since the objective is to include only benefits earned while with Monsanto.

Retirement TCN Supplement

If the sum of your Accrued Benefits is less than the Target Benefit amount calculated above, then you will receive a TCN Supplement under the TCN Plan to make up the difference.

If calculations produce a TCN Supplement, you will receive the supplement at retirement in the currency of your final country of employment.

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You will receive your TCN pension monthly, starting from the first day of the month following your 65th birthday.  The Internal People Committee may direct that payment of a TCN Supplement be made in a lump sum.

Early Retirement Benefits

You are eligible to receive an early retirement pension beginning at age 55, provided you have completed at least 10 years of Pensionable Service as a TCN.  The accrued TCN Supplement payable at age 65 (if any) is reduced by ¼% per month (3% a year) before your normal retirement date.  This is to take into account the potentially longer period of payment.

Deferred Retirement

If your retirement is deferred beyond your normal retirement date, any TCN Supplement payable to you will be the same as if you retired on your normal retirement date.

If You Leave (Termination)

If you leave Monsanto before you are eligible to receive any retirement benefits, you may still be eligible for a deferred (or preserved) TCN Supplement if you have at least 10 years of Pensionable Service.

If you are eligible for a TCN Supplement, you will receive the full amount beginning at normal retirement age (65).  However, you may choose an early retirement pension at or after age 55, reduced by ¼% per month before your normal retirement date.

DISABILITY INCOME

Monsanto provides financial security for you if you become Totally and Permanently Disabled and unable to work as a result of sickness or bodily injury.  The TCN Plan provides a target level of income on a total Monsanto career basis.  (Benefits are not provided under the TCN Plan for temporary or partial disability.)

Eligibility

If you become Totally and Permanently Disabled prior to age 65, a Disability TCN Supplement may be payable until you reach age 65.  Total and Permanent Disability means the inability or incapacity as the result of bodily injury or disease so as to be prevented from engaging in any occupation or employment for remuneration or profit, which disability has lasted for 6 months - as determined by medical advisors selected by the Company.

Disability Income

We look at your Accrued Benefits (Offsets) and compare them against the TCN Disability Income Target Benefit described below.

Disability Income Target Benefit

You are eligible for a Disability Income Target Benefit, if you have completed at least five years’ Pensionable Service when disabled, or if you meet the eligibility requirements of your current Monsanto disability plan.

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The Disability Income Target Benefit is 60% of Pensionable Earnings at the time you become disabled.

Pensionable Earnings are calculated in the same way as for retirement, except that we use the average of the last three years prior to the time of disablement.

No reduction will be applied to any Disability TCN Supplement although payment commences prior to normal retirement age.

Your Disability Accrued Benefits (or “Offsets”)

In order to establish whether a TCN Supplement is payable, the TCN Plan looks at your Disability Accrued Benefits.  These “Offsets” to the Target Benefits will be nearly the same as those listed under the How TCN Benefits Are Determined section (see page 4) and dealt with in the same manner as for retirement benefits.

Disability Income TCN Supplement

If the sum of your Disability Accrued Benefits is less than the Disability Income Target Benefit described above, then you will be eligible to receive a TCN Supplement under the TCN Plan to make up the difference.

You will receive a Disability TCN Supplement (if applicable) payable until the earlier of the date you reach age 65 or are no longer disabled.  At age 65, you will receive a TCN Supplement (if applicable) in accordance with the TCN Benefits at Retirement section (see pages 4-6).

DEATH BENEFITS

An important feature of your benefits provisions is the level of financial protection provided for your dependents during your career with Monsanto.

There are no age or service eligibility requirements to receive this coverage.

Target Benefit - on Death in Service

If you die while employed by Monsanto, the Target Benefit at death is 60% of the Target Benefit at retirement calculated taking into consideration your actual years of service plus your projected years of service to age 65.  In other words:

___________________________________________________
60%
times
1.75% of Pensionable Earnings
times
Pensionable Service projected to age 65
___________________________________________________

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Accrued Benefits (or “Offsets”) at Death

There will be “Offsets” to the TCN Target Benefit at death also, such as all Monsanto and government death benefits in whatever form and to whomever payable, to which Monsanto has contributed directly or indirectly.   These will include such things as group life insurance, widows’ and orphans’ pensions, employer contributions to savings, thrift, profit-sharing or provident funds, informal death gratuities and publicly provided survivors’ benefits.

These Offsets will not include additional accidental death benefits such as AD&D or travel accident insurance, government benefits which are incidental or token in nature (including modest burial benefits) or mere refunds from local Company benefits plans of your contributions and interest which may be designated as “death benefits”.

TCN Supplement

If the benefits generated by the Offsets are less than the amount calculated under the Target Benefit upon death formula described above, then your dependents will receive a TCN Supplement from the TCN Plan.  This TCN Supplement will be paid in the currency of your Home Country - either as a single lump sum or as a periodic payment (or a combination of both).

Target Benefit - on Death after Retirement

On death after retirement, a Death Benefit Supplement may be payable to your surviving spouse.  Such Death Benefit Supplement will be equal to 60% of the TCN Supplement you were receiving under the TCN Plan at the time of death.

Beneficiaries

You can file with the Company (through your local HR representative) your preferences for beneficiaries to receive any TCN Supplement due.  You may change your beneficiary designation at your discretion.  This is especially advisable if your personal circumstances change (such as marriage or birth of a child).

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ADDITIONAL INFORMATION

CURRENCIES

For Calculations

Calculations for Retirement or Disability Income TCN Supplements will be made in the currency of the country of last assignment.  In the case of the Death Benefit TCN Supplement calculations, the currency of the Home Country will be used.

For Offsets

All offset amounts will be converted to the proper currency for calculation according to the Exchange Rate in effect at the time of determination of benefits.  The Exchange Rate used will be the currency exchange rates normally used within the Company for Inter-company accounting.

For Payments

Any TCN Supplement payable will normally be paid in the currency of the calculation as described above, except that you and the Company may agree that Retirement or Disability Income TCN Supplements will be paid in any other currency mutually convenient to the parties.  The amounts payable will be converted to such other currency at the Exchange Rate in effect at the time of each payment.

MISCELLANEOUS

Funding

The Company undertakes no obligation to pre-fund any TCN Supplement benefits which may be payable under the TCN Plan.  Benefits will be paid from the source designated by the Company at the time of payment.

Administration

The Internal People Committee of Monsanto Company will be solely responsible for administration of the TCN Plan and for all interpretations, constructions or other acts which require determinations or the exercise of discretion.  The decisions of the Committee or its delegates shall be final, binding and enforceable against all parties.  The Committee may delegate such administrative, interpretative and discretionary authority as it may deem appropriate or desirable.  The Committee or its delegate may exercise discretion as to variance from the terms of the TCN Plan in individual cases to eliminate serious inequities, to prevent excessive windfalls or to otherwise achieve the objectives of this TCN Plan.  The Committee may engage a professional actuarial firm to perform any calculations or services necessary under the TCN Plan.  The calculations and decisions of the actuary shall be final and binding on all parties.

Amendment/Termination

The Company may amend, modify, terminate or suspend the TCN Plan at any time; however, benefits or entitlements accrued by a participant to the date of any such action will not be reduced by such action unless in accordance with the terms of the TCN Plan or the written conditions of the notice of participation, or with the participant’s consent, or if the benefits provided or participation hereunder become void or illegal under applicable law.

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Taxes

You will be solely responsible for any taxes applied to a TCN Supplemental benefit, and the Company does not in any manner or respect agree to be liable therefore, nor does the Company agree to increase your benefits to make up for any taxes levied on such benefits.  If required to do so, the Company will withhold taxes from any benefits payable under the TCN Plan.

Your Responsibilities

You will be responsible for co-operating with the Company and supplying or obtaining data requested by it to enable it to make any determinations of eligibility or to calculate benefits under the TCN Plan.  No Supplements will become payable or continue to be paid until requested information is received from you and necessary calculations are completed.  This responsibility will continue beyond commencement of payment hereunder, and benefits may be subject to reduction if information is not provided as requested.

Non-alienation of Assets or Benefits

No fund, retirement income or other benefits under the TCN Plan shall be liable for or subject to the debts or liabilities of you or any other person except as specifically provided in the TCN Plan and except as may be required by applicable tax collection requirements of any country.  No benefits under the TCN Plan shall be subject at any time or in any manner to any voluntary or involuntary alienation, sale, transfer, assignment, pledge or incumbrance of any kind.

No Enlargement or Employment Rights

The TCN Plan does not constitute a contract of employment, and participation will not give you the right to be retained in the employ of the Company or any right or claim to any benefit under the TCN Plan except in accordance with the provisions of the TCN Plan.

In the event of any possible conflict between this summary description and the text of the TCN Plan, the terms of the TCN Plan will prevail.  The full text of the TCN Plan is available for review on request.

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